Exhibit 99.1

News Release

Financial Contact:	Media Contact:
Will Fisackerly	Randy Burchfield
662/680-2475	662/620-4920

BancorpSouth Announces Participation Results of Voluntary Early Retirement Program

TUPELO, Miss., June 3, 2013/PRNewswire — BancorpSouth, Inc. (NYSE: BXS) announced today the final results of the Company’s previously announced voluntary early retirement program, which was offered to certain employees as a part of ongoing efforts to improve efficiency and operating performance. All responses were due, subject to applicable rescission rights, on or before May 23, 2013.

Of the 418 employees who were eligible to participate in the program, 227 accepted the early retirement offer. As a result, the Company will record a one-time, pre-tax charge of $10.9 million, or $0.07 per share net of tax, related to the additional benefits offered under the terms of the program. The program will result in fully phased-in annual pre-tax savings of approximately $9 million, or $0.06 per share net of tax.

Dan Rollins, BancorpSouth Chief Executive Officer, said, “We are thankful for the contributions of each and every individual who has chosen to participate. The acceptance rate confirms the confidence management had that the program provided pension enhancements that are reflective of each individual’s value and service to our Company.”

Participants were given the opportunity to elect to receive the pension plan enhancements in the form of lump-sum or annuity payments. If total lump-sum distributions from the Company’s pension plan for the year, including those not related to the voluntary early retirement program, exceed a threshold of $16.7 million, an additional pre-tax non-cash charge ranging from $8 million to $10 million will be incurred in 2013 to accelerate amortization of items included in accumulated other comprehensive income related to pension assets. Acceleration of this charge would reduce pension expense by an amount ranging from $0.7 million to $0.9 million per year over the next 11 years.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,”

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BancorpSouth, Inc.

Box 789 — Tupelo, MS 38802-0789 — (662) 680-2000

BXS Announces Participation Results of Voluntary Early Retirement Program

June 3, 2013

“may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, statements relating to the one-time, pre-tax charge to be recorded, the amount of fully phased-in annual pre-tax savings, the potential amount of the additional pre-tax, non-cash charge that could be incurred and the potential amount of reduction to the pension expense resulting from this charge

We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors. These factors include those factors detailed from time to time in our filings with the Securities and Exchange Commission.

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $13.4 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 292 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois.

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